Code of Ethics

1.	INTRODUCTION

Argonaut Management and Argonaut Capital, L.P. (the “Firm”) are committed to maintain the highest ethical standards and professionalism in conducting its business activities. The actual and apparent maintenance of high ethical standards and compliance with applicable laws are essential to our success in maintaining the confidence of our advisory clients and fund investors (for purposes of this Code of Ethics, collectively "clients").

When we accept to manage clients’ assets, we acquire fiduciary duties that require us to act solely in the best interest of our clients. In keeping with these standards, we must always place the interests of clients, including our fund investors, ahead of our own. Moreover, we must adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Argonaut Management and Argonaut Capital have adopted this Code of Ethics and Policies Governing Personal Securities Transactions ("Code of Ethics") in order to:

(1)	prevent improper personal trading;

(2)	identify conflicts of interest; and

(3)	provide a means to address any actual or potential conflict of interest.

Adherence to the Code of Ethics is a basic condition of employment. As soon as practical after becoming a supervised person of the Firm, each person must read and acknowledge receipt and understanding of this Code of Ethics.

If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer (“CCO”), who is charged with the administration of this Code of Ethics.

2.	GENERAL GUIDELINES

Every Supervised Persons of the Firm is required to comply with all applicable Securities Laws and this Code of Ethics.

Although specific policies are discussed in more detail below, these are general guidelines that all associated persons of Argonaut Management and Argonaut Capital, L.P. should be aware of.

It is a crime in the United Stated of America and many other countries to transact in a company’s securities while in possession of material non -public information about the company. If there is any question as to whether you’ve received material information (typically from a company “insider”) you should contact the CCO to discuss.

Appendix A-1

You should not knowingly misrepresent, or cause others to misrepresent, facts about the Firm to clients, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from the Firm.

Safeguarding non-public information - All associated persons are responsible for safeguarding non-public information about securities recommendations, fund and client holdings. If you have access to such information, you will likely be subject to additional personal investing limitations under Argonaut’s Personal Investing Policy. Even if you are not a “Supervised Person” under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Firm).

Failure to adhere to our Code of Ethics may result in disciplinary action against you.

3.	DEFINITIONS

“Beneficial ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

A “Supervised Person” of the firm is any partner, director, manager, officer, or employee of the Firm and any person that provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

An “Access Person” is a supervised person who has access to nonpublic information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Personal Account” means any account in which a Supervised Person has any beneficial interest. A Personal Account also includes an account maintained by or for:

(i)	A Supervised Person's spouse and minor children;

(ii)	Any individuals who live in the Supervised Person's household and over whose purchases, sales, or other trading activities the Supervised Person exercises control or investment discretion;

(iii)
Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services;

Appendix A-2

(iv)	Any trust or other arrangement which names the Supervised Person as a beneficiary or remainderman; and

(v)	Any partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person exercises effective control.

“Reportable Security” means any security in which an Access Person has any direct or indirect beneficial ownership interest, except:

(vi)	Direct obligations of the Government of the United States;

(vii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(viii)	Shares issued by money market funds;

(ix)	Shares issued by open-end registered investment company (other than investment companies managed by the Firm or an affiliate) (each a "reportable fund"); and

(x)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Restricted Security” means any security that a client has executed any transaction in within 3 business days (stock market is open) before or after such transaction.

“Short Sale” means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

4.	RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES

(A)	General

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Supervised Person may be effected only in accordance with the provisions of this Section.

(B)	Pre-clearance of Transactions in Personal Account

An Access Person must obtain the prior written approval of the CCO, or his designee, before transacting in a Reportable Security for his or her Personal Account. The CCO may approve the transaction if he concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. The Access Person must request pre-clearance of transactions in reportable securities by completing the Pre-clearance Form or sending an e-mail to the CCO and his designee before beginning the contemplated transaction.

Appendix A-3

Unless otherwise indicated, any approval given under this paragraph will remain in effect for a maximum of 24 hours.

(C)	Prohibitions on Trading in Securities on the Restricted Securities List

A Supervised Person shall not execute any personal securities transaction in any securities without the authorization of the CCO, or his designee.

(D)	Initial Public Offerings and Private Placements

A Supervised Person shall not acquire any direct or indirect beneficial ownership interest in any initial public offering (IPO) or private place of any security before obtaining the written approval of the CCO.

(E)	Service on Boards of Directors

A Supervised Person shall not serve as a director (or in a similar position) on the board of any company unless the Supervised Person has received written approval from the CCO and the Firm has adopted policies to address such service.

(F)	Exceptions to Prohibitions

A Supervised Person shall execute any personal securities transaction in any securities on only if:

(1)       the transaction is similar in nature and occurs concurrently and the client is given the preferential price,

(2)       the transaction is not part of an IPO or other transaction with a limited number of shares available,

(3)       the intent of the personal transaction is disclosed to the CCO or his designess, and

(4)       the CCO or his designee approves the transaction.

The transaction may be approved if the CCO or his designee:

(1)       was notified by the Supervised Person, prior to the transaction, of the intent and strategy behind the trade for both the client and Supervised Person,

(2)       the intent of the trade fits an agreed upon investment strategy that has been fully disclosed and agreed up by the clients, and

(3)       the transaction is not likely to have an adverse economic impact on the client.

5.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the pre-clearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the pre-clearance requirements of Section 4(b):

Appendix A-4

(1)         Purchases or sales of securities with respect to which a Supervised Person has (or by reason of such transaction would have) no beneficial ownership;

(2)         Purchases or sales that are non-volitional on the part of the Supervised Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

(3)         Transactions in, and holdings of, securities issued by the United States Government, shares of open-end investment companies, bank certificates of deposit and money market instruments; and

(4)         Transaction is open-ended or unit investment exchange traded funds (“ETFs”).

6.	REPORTING OBLIGATIONS FOR “ACCESS PERSONS”

(A)	Initial and Annual Holdings Reports

Each Access Person must provide the Firm a complete report of his or her securities holdings, within ten (10) days of the time the person becomes an Access Person and at least once a year thereafter. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report). For purposes of the Annual Holdings Report certification date, the Firm has elected to use December 31.

An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of a securities account statement listing all their securities holdings, if the statement provides all information required by this code of ethics. Similarly, if a supervised person has previously provided such statement to the Firm, or has previously been reporting or supplying brokerage confirms for all securities transactions and the adviser has maintained them as a composite record containing all the requisite information, the access person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing.

An Access Person may not avoid filing an initial or annual holdings report simply because all information has been provided over a period of time in various transaction reports. One reason for requiring a holdings report is so that the Firm has ready access to a "snapshot" of the access person's holdings and is not required to piece the information together from transaction reports.

(B)	Quarterly Transaction Reports

Each Access Person must provide a quarterly report of all of his or her personal securities transactions no later than 30 days after the close of the calendar quarter. An Access Person is not required to submit transaction reports that would duplicate information contained in trade confirmations or account statements that the Firm holds in its records, provided the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

Appendix A-5

(C)	Exceptions From Reporting Requirements

No reports are required:

With respect to transactions effected pursuant to an automatic investment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.

With respect to securities held in accounts over which the access person had no direct or indirect influence or control.

(D)	Duplicate Copies of Broker's Confirmations and Account Statements to Firm

All Access Persons are encouraged to direct their brokers or custodians or any persons managing their Personal Account in which any securities are held, to forward duplicate statements of their accounts to the CCO. The transactions reported on the brokerage statements will be reviewed and compared against Pre-clearance Forms and client transactions. Each Supervised Person must notify the CCO promptly if the Supervised Person opens any new brokerage account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

(E)	Disclosure of Securities Holdings and Business Activities

All Access Persons shall, within 10 days of commencement of employment with the Firm, submit an initial statement to the CCO listing all of the:

(1)           Securities in which the Access Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Supervised Person has any beneficial ownership), and the name of the broker, dealer or bank in which the securities are held;

(2)           Business activities in which the Access Person has a significant role, including any service on the board of directors of a company; and

(3)           The names of any brokerage firms or banks where the Access Person maintains an account in which securities are held. The initial statement must be submitted no later than 10 days after the date that the person becomes a Access Person, must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Access Person.

Appendix A-6

7.	REPORTING VIOLATIONS

All Supervised Persons of the Firm are required to report any violations of this Code of Ethics to the Chief Compliance Officer promptly.

8.	PROHIBITION AGAINST INSIDER TRADING

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties, criminal fines and jail sentences.

Material, non-public information is generally defined as information that a reasonable investor would likely consider to be important to making an investment decision, and any information that is reasonable certain to have a substantial effect on the price of a company’s securities that has not been effectively communicated to the market and the market has had time to absorb the information. Examples of material, non-public information include, but are not limited to, changes in dividends or dividend policy, earnings estimates or changes in previously released earnings estimates, developments concerning significant merger or acquisition proposals, developments in major litigation or significant changes in management.

The Firm and its associated persons are prohibited from trading on or disclosing material non-public information to persons outside the Firm. Specifically, while in possession of material, non-public information about an issuer, the Firm and all its associated persons shall not with respect to that issuer:

(1)           Buy or sell securities for his or her personal accounts or for accounts in which they have a beneficial interest or over which they have the power directly or indirectly to make investment decisions while in possession of material, non-public information.

(2)           Solicit clients’ orders to purchase or sell the securities.

(3)           Issue research reports, recommendations or comments that could be construed as recommendations.

(4)           Disclose that information or any conclusions based thereon to any person other than the Chief Compliance Officer of the Firm

(5)           In addition, all associated persons of the Firm shall certify annually that they understand and will comply with the insider trading provisions contained in the Code of Ethics and Written Supervisory Procedures of the Firm.

9.	RECORDKEEPING

The CCO shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all quarterly statements and reports of Supervised Person, copies of all pre-clearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

Appendix A-7

All Broker’s Confirmations and periodic statements of Supervised Person may be kept electronically in accordance with the Firm’s electronic record keeping policies and procedures.

10.	ADMINISTRATION OF THE CODE OF ETHICS

(A)	Acknowledgment

The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Supervised Person are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the Compliance Officer.

(B)	Review of Transactions

Each Supervised Person's transactions in his or her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Supervised Person’s transactions that are believed to be a violation of this Code of Ethics will be reported promptly to senior management. The Senior Executive of the Firm will review the Chief Compliance Officer’s transactions and pre-clearance requests.

(C)	Sanctions

Firm management, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, and may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment.

(D)	Authority to Exempt Transactions

The Chief Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

(E)	ADV Disclosure

The Chief Compliance Officer shall ensure that the Firm’s Form ADV (1) describes the Code of Ethics and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

11.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

Appendix A-8

ATTACHMENT A

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF SUPERVISED PERSONS

Supervised Persons must complete this Pre-clearance Form prior to engaging in any securities transactions for their Personal Accounts (unless excepted by the Code of Ethics).

Proposed Transaction:

Issuer Name

Cusip Number/Symbol

Transaction Type (i.e., Buy, Sell)

Number of Units

Transaction Date:

Broker-Dealer Name:

Personal Account Name:

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Chief Compliance Officer's signature.

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved _____	Denied _____	CCO Initials: ___________	Date : ___________

Appendix A-9

ATTACHMENT B

QUARTERLY TRANSACTION REPORT

This report must be submitted to the Compliance Officer no later than 30 days after the end of each calendar quarter

Period of Report:  From ____________ to ____________________.

Date	Issuer	Debt: Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

I certify that I have reported on this form all transactions in which I had any direct or indirect beneficial ownership during the period covered by this report.

Name of reporting person
Date:

Appendix A-10

ATTACHMENT C

CODE OF ETHICS

ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Argonaut Management and Argonaut Capital Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have: (i) instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer; and (ii) reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:
(Signature)

(Print Name)

Appendix A-11